Exhibit 10.9

EMPLOYMENT AGREEMENT

           EMPLOYMENT AGREEMENT (the "Agreement") dated as of July 9, 2003, between NR Holdings, Inc., a Delaware corporation (the "Company"), and Douglas M. Suliman, Jr. (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to employ and retain the services of the Executive, and the Executive desires to work for and be employed by the Company; and

WHEREAS, the Company and the Executive desire to set forth the terms and conditions pursuant to which the Executive will be employed by the Company.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

           SECTION 1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions hereinafter set forth.

           SECTION 2. Term. The employment of the Executive hereunder shall be for the period commencing on July 9, 2003 (the “Commencement Date”) and ending on the fourth anniversary of the Commencement Date (the “Employment Period”) provided that the Executive’s employment hereunder may be terminated on an earlier date in accordance with the provisions of this Agreement. For purposes of this Agreement, all references to the “Termination Date” shall mean the last day of the Executive’s employment under this Agreement.

           SECTION 3. Duties. During the Employment Period, the Executive shall be employed as the Co-Chairman and Executive Director of the Company and shall perform such duties consistent with the title of Executive Director and the delegation of authority from the Chief Executive Officer of the Company and shall report to the Chief Executive Officer of the Company. If requested by the Company, during the Employment Period, the Executive shall also serve, without additional compensation, as an Executive Director of any one or more direct or indirect subsidiaries of the Company.

           SECTION 4. Time to be Devoted to Employment. During the Employment Period, the Executive shall devote substantially all of his working time, attention and energies to the business of the Company to further the goals and objectives of the Company and its direct and indirect subsidiaries. During the Employment Period, without first obtaining the prior written approval of the Chief Executive Officer, which approval shall not be unreasonably withheld, Executive shall not directly or indirectly, own, manage, operate, invest in, join, control or participate in the ownership management or operation or control of, or be connected as a director, officer, employee, partner, lender or consultant or otherwise with, any business or organization; provided, however, Executive need not obtain such prior written consent with respect to any passive investment in any entity, or with respect to any entity listed on Schedule 1 to this Agreement, provided that the Executive is not required to devote more than a nominal amount of his working time to any such investment or entity.

           SECTION 5. Compensation; Equity Grants; Benefits. (a) Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) during the Employment Period of $400,000 per annum, payable in installments in accordance with the payroll practices for senior executives of the Company. The Base Salary shall be subject to an annual review, and may be increased, but not decreased, in the sole and absolute discretion of the Board of Directors or any committee delegated such responsibility. Upon any such increase the term “Base Salary” shall mean such increased amount.

                 (b) Annual Bonus. At such time that the Company establishes a bonus plan for its senior executive officers, the Executive shall be eligible to participate in such plan and, if determined in the sole judgment of the Board of Directors or any committee that administers such bonus plan, to receive an annual bonus in an amount up to 100% of the Executive's Base Salary pursuant to such bonus plan. Notwithstanding the foregoing, nothing in this Agreement shall be construed as requiring the Company to establish any bonus plan or to pay to the Executive any annual bonus. The amount and timing of any annual bonus that may be paid to the Executive will be in the sole discretion of the Board of Directors or any committee that administers such bonus plan.

                 (c) Restricted Stock Award. The Company intends to issue to the Executive 41,863 shares of restricted common stock of the Company pursuant to the Company's 2003 Restricted Stock Plan and a restricted stock grant, which shall set forth the restrictions, terms, vesting schedule and other conditions of such grant.

                 (d) Benefits. The Executive shall be eligible to participate in, and receive benefits under, any pension, profit sharing, medical, group health, hospitalization and disability insurance, stock purchase, stock option, stock ownership, vacation or other employee benefit plan, program or policy of the Company which may be in effect at any time during the course of his or her employment by the Company and which shall be generally available to senior executive officers of the Company occupying positions of comparable status or responsibility, subject to the terms of such plans, programs or policies. The Company and the Executive hereby waive any waiting period contained in any benefit plan provided by the Company that would defer or delay Executive's coverage by any medical, group health, hospitalization and disability insurance.

                 (e) Indemnification. To the fullest extent permitted under the law of the State of Delaware, the Company shall indemnify and hold harmless the Executive, and advance payment to Executive for costs and expenses, for all liability incurred by him to any third party as a result of the performance of his or her duties under this Agreement, subject to the recoupment of such advances by the Company if it is ultimately determined that the Executive was not entitled to such indemnification.

           SECTION 6. Involuntary Termination. (a) Disability. If the Executive is incapacitated or disabled (as determined by a physician mutually acceptable to the Company and the Executive) by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement (such condition being hereinafter referred to as a “Disability”) for an aggregate period of 180 days or more during any twelve-month period (whether or not consecutive and after using up any accrued vacation time), the Company may, at any time thereafter during the continuation of such Disability, at its option, terminate the Employment Period and the employment of the Executive under this Agreement immediately by giving him written notice to that effect. Until the Executive’s employment hereunder shall have been terminated in accordance with the immediately preceding sentence, the Executive shall be entitled to receive the compensation and benefits referred to in Section 5 notwithstanding any such Disability.

                 (b) Death. For the avoidance of doubt, if the Executive dies during the Employment Period, the Employment Period and his or her employment hereunder shall cease as of the date of his or her death.

                 SECTION 7. Termination For Cause. (a) The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such termination being referred to herein as a “Termination For Cause”) by giving the Executive written notice of such termination in accordance with Section 7(b). As used in this Agreement, “Cause” means (i) the Executive’s material breach of this Agreement, (ii) the Executive’s deliberate and repeated disregard of lawful instructions of the Board of Directors of the Company or the Chief Executive Officer of the Company that are consistent with the Executive’s position, (iii) the Executive’s material neglect of duties (other than by reason of the Executive’s Disability or death) or willful or intentional misconduct which is materially harmful or injurious to the Company, (iv) committing acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company, (v) willfully engaging in a criminal act or willful misconduct which is materially detrimental to the Company’s business, reputation, character or standing, (vi) alcohol or drug abuse by the Executive which impairs his or her duties hereunder, or (vii) the conviction of the Executive for a felony or a crime involving fraud, theft or dishonesty, or a guilty plea or plea of no contest by the Executive to a felony or such a crime.

                 (b) Termination for Cause shall occur only if the Company shall have given written notice to the Executive specifying the nature of the breach or behavior, and, if the Termination for Cause is pursuant to clauses (i), (ii) or (iii) of Section 7(a), the Executive fails to correct (if correctable) such breach or behavior as soon as practicable thereafter but no later than ten (10) days after receipt of the applicable notice; provided, that there shall be only one notice and opportunity to correct with respect to clauses (i), (ii) or (iii) of Section 7(a).

           SECTION 8. Termination Without Cause. The Company may terminate the employment of the Executive hereunder without Cause (such termination being hereinafter referred to as a “Termination Without Cause”) by giving the Executive written notice of such termination, such termination to take effect on the date specified in such notice, which date shall not be earlier than the date on which such notice is given.

           SECTION 9. Termination due to a Change in Control. The Executive may terminate this Agreement and his or her employment hereunder within one year of a Change in Control (as defined below) for Good Reason (as defined below) (such termination being hereinafter referred to as a “Termination due to a Change in Control”). A “Change in Control” shall be deemed to have occurred if (i) any “person” or group of “persons” (as the term “person” is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (“Person”), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person) direct or indirect beneficial ownership of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company (provided that acquisitions by the Executive or any existing stockholder of the Company owning more than 5% of the combined voting power of the then outstanding securities of the Company as of the date of this Agreement shall be ignored for this purpose) or (ii) a Person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person) assets (by merger or otherwise) from the Company that have a total fair market value equal to or more than 50% of the total fair market value of all of the assets of the Company immediately prior to such acquisition. Notwithstanding the foregoing, for purposes of clause (i), a Change in Control will not be deemed to have occurred if the power to control (directly or indirectly) the management and policies of the Company is not transferred from a Person to another Person; and, for purposes of clause (ii), a Change in Control will not be deemed to occur if the assets of the Company are transferred: (A) to a stockholder in exchange for his or her stock, (B) to an entity in which the Company has (directly or indirectly) more than 50% ownership, or (C) to a Person that has (directly or directly) more than 50% ownership of the Company with respect to its stock outstanding, or to any entity in which such Person possesses (directly or indirectly) more than 50% ownership. As used in this Agreement, “Good Reason” means (i) the Executive is assigned without his or her consent to a position with responsibilities and duties of a materially lesser status than his or her responsibilities and duties hereunder; (ii) the Company relocates Executive’s place of employment to a location more than 50 miles from the greater Boston metropolitan area without the Executive’s consent, (iii) there is a material reduction in the aggregate benefits provided for under this Agreement, or (iv) the Company breaches any material provision of this Agreement.

           SECTION 10. Effect of Termination.

                 (a) Definitions. For purposes of this Agreement, the terms "Accrued Rights" and "Severance Payments" shall have the following meanings:

Accrued Rights. The Company shall pay Executive a one-time, lump-sum amount equal to the sum of (A) his or her earned but unpaid Base Salary, pro-rated through the Termination Date and (B) any unreimbursed business expenses or other amounts due to Executive from the Company as of the Termination Date. In addition, the Company shall provide to Executive all payments, rights and benefits due as of the Termination Date under the terms of the Company’s employee and fringe benefit plans, practices, programs and arrangements referred to in Section 5 hereof (together with clauses (A) and (B), the “Accrued Rights”).

Severance Payments. At the times specified in Section 10(c) below, the Company shall pay Executive an amount equal to 200% of his or her Base Salary (“Severance Payments”).

                 (b) Termination for Cause; Disability; Death. Upon the termination of the Executive's employment hereunder due to a Termination for Cause, Disability or death, neither the Executive nor his or her beneficiary or estate shall have any further rights or claims against the Company under this Agreement or otherwise, except the Accrued Rights, which shall be paid to the Executive or his or her representative immediately upon termination. In addition, upon a termination due to Disability or Death, the Company shall pay Executive or his or her representatives any earned but unpaid annual bonus.

                 (c) Termination Without Cause; Termination due to a Change in Control. Upon the termination of the Executive's employment hereunder due to a Termination Without Cause or Termination due to a Change in Control during the Employment Period, neither the Executive nor his or her beneficiary or estate shall have any further rights or claims against the Company arising from, based upon or related to his employment under this Agreement or otherwise, except the Accrued Rights, which shall be paid to the Executive immediately upon termination, and the Severance Payments, which shall be paid to the Executive (i) immediately upon termination, if such termination was a Termination due to a Change in Control, or (ii) in equal monthly installments, beginning on the first day of the month following the Termination Date and ending on the first day of the month following the expiration of the Non-Competition Period (as defined below), if such termination was a Termination Without Cause. In consideration for the Severance Payments, the Executive agrees to execute a release releasing the Company and its Affiliates (as defined below) from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature arising from, based upon or related to his employment under this Agreement or otherwise, excluding those arising in connection with the enforcement of Executive's indemnification rights. In addition, the Executive's right to receive any Severance Payments shall be subject to the prior receipt by the Company of an executed acknowledgment by the Executive, in a form satisfactory to the Company, of his or her continuing obligations to the Company under Sections 11 and 12 of this Agreement. Upon a Termination Without Cause the Company also shall pay Executive any earned but unpaid annual bonus. As used in this Agreement, "Affiliate" means, with respect to any person or entity, any other person or entity who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person or entity; "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity whether through ownership of voting securities, by contract or otherwise.

                (d) Voluntary Termination by Executive. Upon any voluntary termination by Executive, neither the Executive nor his or her beneficiary or estate shall have any further rights or claims against the Company under this Agreement or otherwise, except the Accrued Rights, which shall be paid to the Executive immediately upon termination.

                (e) Taxes. In the event that any Severance Payments, Accrued Rights or other payments or benefits received or to be received by Executive in connection with a Change in Control or termination of Executive's employment (pursuant to the terms of another plan, arrangement or agreement with the Company, any person or entity whose actions result in a Change in Control or any Affiliate of the Company) (collectively the "Total Payments") would not be deductible (in whole or in part) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), by the Company, an Affiliate or other person or entity making such payment or providing such benefit, the parties hereby agree, to the extent possible, to take all actions and execute all documents necessary to insure that none of the payments made to the Executive under this Agreement shall be treated as "parachute payments" for the purpose of disallowance of deductions under Section 280G; provided, however, that to the extent the foregoing is not possible, payments or benefits shall be so reduced until no portion of the Total Payments is not deductible to the Company. Executive shall be entitled to elect which payments or benefits shall be so reduced. For purposes of this limitation, (1) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment shall be taken into account, (2) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, and (3) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280(d)(3) and (4) of the Code. Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking employment or otherwise.

           SECTION 11. Disclosure of Information. The Executive agrees that at any time during and after the Employment Period, he and all of his or her Affiliates, if any, will maintain in confidence and not disclose, directly or indirectly, to any person or entity, or use for any purpose (except for the benefit of the Company or any Affiliate thereof), any Confidential Information, except as required by law and to the extent such information becomes publicly known other than as a result of a disclosure by the Executive or his or her Affiliates. For purposes of this Agreement, “Confidential Information” shall mean any ideas, methods, trade secrets, customer information or business plans or any other confidential or proprietary information of the business of the Company. Without limiting the generality of the foregoing, Confidential Information shall include: (a) customer and prospective customer lists and details of agreements and arrangements with customers; (b) marketing, financial and other business information and plans; (c) research and development; (d) computer programs; (e) sources of supply; (f) identities of consultants and contractors; (g) purchasing, operating and other cost data; (h) special customer needs, costs and pricing data; and (i) employee information. Confidential Information shall also include information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Confidential Information. Upon the termination of the Executive’s employment hereunder for any reason, the Executive shall promptly as practicable, return to the Company any books, records, files and other information and all other property of the Company, tangible and intangible, including, but not limited to, all Confidential Information which is then in the possession or control of the Executive, his or her Affiliates or partners or any of his or her attorneys and accountants, or which thereafter comes into the possession or control of any such Persons, wherever located.

           SECTION 12. Restrictive Covenants. (a) Non-Competition. The Executive hereby acknowledges and recognizes that during the Employment Period he will be privy to trade secrets and confidential information critical to the Company’s business and that the Company would find it extremely difficult or impossible to replace the Executive. Accordingly, Executive agrees that, in consideration of the premises contained herein, and the consideration to be received by the Executive hereunder, he will not and will not permit any of his or her Affiliates to, except with the Company’s prior written consent, during the period of employment and for a period of two years from and after the Termination Date (the “Non-Competition Period”), directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, lender, consultant or otherwise with, any business or organization (other than the Company) in any part of the United States of America in which the Company sells products or provides services, which, directly or indirectly, Competes (as hereinafter defined) with the Company. For purposes of this Agreement, a business or organization shall be deemed to “Compete” with the Company if such business or organization (i) competes with the business of the Company as it is conducted at any time during the period of employment or (ii) engages in the development, production, sale or rental of products, or the rendering of services, which are the same as, similar to or competitive with, the products or services being developed, provided, sold, rented or rendered by the Company at any time during the period of employment . Nothing in this paragraph shall prohibit the Executive or any of his or her Affiliates from owning for passive investment purposes less than 5% of the publicly traded securities of any corporation listed on the New York Stock Exchange or the American Stock Exchange or whose securities are quoted on the NASDAQ National Market or the NASDAQ SmallCap Market.

               (b) Customer Non-Solicitation. During the Non-Competition Period, the Executive shall not, and shall not permit any of his or her Affiliates to, directly or indirectly, (i) solicit, raid, entice or induce, directly or indirectly, any person or entity that currently is a customer of the Company, to become a customer of any person or entity (other than the Company) for products or services the same as, or competitive with, those products and services as from time to time shall be provided by the Company, or (ii) approach any such person or entity for such purpose or authorize the taking of such actions by any other person or entity or assist or participate with any such person or entity in taking such action.

                (c) Employee Non-Solicitation. During the Non-Competition Period, the Executive shall not, and shall not permit any of his or her Affiliates to, directly or indirectly, (i) solicit, raid, entice or induce, any person that currently or at the time of such act is an employee of the Company or any Affiliate of the Company to become employed by any person or entity (other than the Company), or (ii) approach any such employee for such purpose or authorize or participate with the taking of such actions by any other person or entity, or assist or participate with any such person or entity in taking such action. The provisions of this paragraph shall not apply with respect to any person or entity who was not induced, directly or indirectly, to leave the employ of the Company or any Affiliate of the Company by or with the cooperation of the Executive or any of his or her Affiliates.

                (d) Non-disparagement of the Company. The Executive covenants that he will not, directly or indirectly at any time during or after the Employment Period, disparage the Company or any of its shareholders, directors, officers, employees, or agents.

                (e) Non-disparagement of the Executive. The Company covenants that it will not, directly or indirectly at any time during or after the Employment Period, disparage the Executive.

                (f) Acknowledgement. The Executive understands that the foregoing restrictions may limit his or her ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his or her education, skills and ability), the Executive does not believe would prevent him from earning a living other than in a business which Competes with the Company as described above.

           SECTION 13. Enforcement; Severability; Etc. It is the desire and intent of the parties that this Agreement, including, without limitation, the provisions of Sections 11 and 12 of this Agreement, shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of Sections 11 and 12 of this Agreement is adjudicated to be invalid or unenforceable or shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law and such provision shall be deemed modified and amended to the extent necessary to render such provision enforceable in such jurisdiction.

           SECTION 14. Remedies. The Executive acknowledges and understands that the provisions of Sections 11 and 12 of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of Sections 11 and 12 of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by the Executive of the provisions of Sections 11 and 12 of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. In the event of a breach by the Executive of the provisions of Section 12 of this Agreement, the term of the Non-Competition Period shall be extended by the period of the duration of such breach. All remedies available for breach of this Agreement are cumulative, and neither the pursuit of any remedy nor anything contained in this Agreement shall be construed as an election of a remedy or as prohibiting the Company from or limiting the Company in pursuing any other remedies available for any breach or threatened breach of this Agreement.

           SECTION 15. Offset. The Company shall be entitled to offset against any and all amounts owing to the Executive under this Agreement, including without limitation Severance Payments, if any, the amount of any and all claims that the Company may have against the Executive arising from, based upon or related to his employment under this Agreement or otherwise.

           SECTION 16. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed, if to the Company, at NR Holdings, Inc., 450 East Las Olas Boulevard, 14th Floor, Fort Lauderdale, FL 33301, Facsimile: 954-759-6992, Attn: Chief Executive Officer, with a copy to Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038, Attn: Mark Rosenbaum, Esq., Facsimile: 212-806-6632, and if to the Executive, at the address set forth under the name of the Executive on the signature page hereto, or to such other address as the party to whom notice is to be given may have furnished to the other party or parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted. Written notice from the Company’s Board of Directors shall constitute proper notice from the Company in all cases relating to this Agreement.

           SECTION 17. Arbitration. Subject to the Company’s remedies in Section 14 of this Agreement, the parties agree that any dispute arising under this Agreement shall be submitted to arbitration within thirty (30) days after a party sends written notice of a dispute hereunder to the other party if such dispute is not resolved by the parties during such thirty (30) day period. Within ten (10) days after such dispute is submitted to arbitration under this Section, the parties shall select an arbitrator mutually acceptable to both parties. If after such ten (10) day period the parties are unable to select a mutually acceptable arbitrator, the dispute shall be referred to the American Arbitration Association (the “AAA”), to be settled by arbitration in New York, New York in accordance with the arbitration rules of the AAA. The fees and expenses of the arbitrator shall be borne equally by the parties. The arbitrator’s award shall be final and binding on the parties and may be submitted to any court in the State of Florida that has jurisdiction over the matter, to be entered as a final judgment.

           SECTION 18. Binding Agreement; Benefit. Subject to Section 24 below, the provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the parties. The Executive acknowledges and agrees that each Affiliate of the Company shall be an intended third party beneficiary of this Agreement.

           SECTION 19. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Florida without giving effect to any principles of conflict of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of Broward County, Florida and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

           SECTION 20. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

           SECTION 21. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by the parties hereto and authorized by the Company’s Board of Directors.

           SECTION 22. Representations and Warranties by Executive. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any person or entity which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his or her obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

           SECTION 23. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           SECTION 24. Assignment. This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, other than by the Company in connection with a reorganization of, or a sale of substantially all of its assets by, the Company.

           SECTION 25. Counterparts. This Agreement may be executed in counterparts, including a facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

           SECTION 26. Survival. The provisions of Sections 5(e), 11, 12, 13, 14, 15, 16, 17, 18, 19 and 22 shall survive termination of this Agreement or termination of the employment of the Executive for any reason.

           IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first written above.

NR HOLDINGS, INC. By: Name: Title:

By: Name: Douglas M. Suliman, Jr.

Douglas M. Suliman, Jr. Employment Agreement

Schedule 1

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Phoenix Rental Partners, LLC and its affiliates